Exhibit (i)

FOR IMMEDIATE RELEASE

LabCorp Contact:

Paul Surdez, Vice President, Investor Relations (investors)

336-436-5076

Investor@labcorp.com

Pattie Kushner, Vice President, Corporate Communications (media)

336-436-8263

Media@labcorp.com

Sequenom Contact:

Carolyn Beaver, Senior Vice President and Chief Financial Officer (investors)

858-202-9028

investorrelations@sequenom.com

David Polk, Inventiv Health (media)

310-309-1029

david.polk@inventivhealth.com

LABCORP ANNOUNCES AGREEMENT TO ACQUIRE SEQUENOM

Acquisition Creates Market Leader in NIPT, Women’s Health and Reproductive Genetics

LabCorp CEO: ‘This is exactly the kind of strategic acquisition that LabCorp seeks’

BURLINGTON, N.C., and SAN DIEGO — (BUSINESS WIRE) — July 27, 2016 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH), the world’s leading healthcare diagnostics company, and Sequenom, Inc. (NASDAQ: SQNM), a pioneer in non-invasive prenatal testing (NIPT) for reproductive health, today announced that they have entered into a definitive agreement and plan of merger under which LabCorp would acquire all of the outstanding shares of Sequenom in a cash tender offer for $2.40 per share, or an equity value of $302 million, which represents a total enterprise value of approximately $371 million, including net indebtedness.

“Sequenom’s market-leading NIPT and genetic testing capabilities will advance LabCorp’s strategy to deliver world-class diagnostic solutions,” said David P. King, chairman and chief executive officer of LabCorp. “This is exactly the kind of strategic acquisition that LabCorp seeks: Sequenom was the first laboratory to offer a clinically validated NIPT test (MaterniT®21) and has performed more than 500,000 tests to date. Sequenom’s proven best-in-class technology and strong research complement LabCorp’s extensive women’s health offering, providing patients and physicians with one source for the most complete range of testing options in women’s health, including NIPT and reproductive genetics.”

King added: “Sequenom expands LabCorp’s geographic reach both domestically and internationally, offering services through licensing and commercial partnerships with an emphasis on the European Union and Asia Pacific. The addition of Sequenom to the LabCorp family meets our stated financial criteria, and creates a market leader in NIPT, women’s health and reproductive genetics, furthering our mission to improve health and improve lives around the globe.”

“We are extremely excited to join LabCorp in its mission to deliver world-class diagnostic solutions,” said Dirk van den Boom, Ph.D., president and CEO, Sequenom. “Strategically, this transaction makes sense. LabCorp is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory and end-to-end drug development services. Sequenom is a pioneer in noninvasive prenatal testing for reproductive health. Over the last nine months, Sequenom has vastly enhanced its technology, operations, and business prospects. The opportunities this transaction presents are significant and important both for our reproductive health business as well as our liquid biopsy strategy. Becoming part of LabCorp helps Sequenom reach a much broader market for our innovative testing.”

Under the terms of the agreement and plan of merger, LabCorp has formed an acquisition subsidiary, Savoy Acquisition Corp., that will commence a tender offer to purchase all outstanding shares of Sequenom for $2.40 per share. Following the completion of the tender offer, LabCorp expects to consummate a merger of Savoy Acquisition Corp. and Sequenom in which shares of Sequenom that have not been purchased in the tender offer will be converted into the right to receive the same cash price per share as paid in the tender offer. The tender offer and the merger are subject to customary closing conditions set forth in the merger agreement, including the acquisition by Savoy Acquisition Corp. of a majority of Sequenom’s outstanding shares at the time of the consummation of the tender offer and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The closing of the acquisition is expected by year end.

The board of directors of Sequenom, having determined that the offer and the merger are advisable, fair to, and in the best interests of Sequenom and its stockholders, approved the agreement and plan of merger and the other transactions contemplated thereby, including the tender offer, and recommended that Sequenom’s stockholders accept the offer and tender their shares in the offer when it is made.

JP Morgan is acting as financial advisor to Sequenom in connection with the transaction, and Cooley LLP is providing legal advice. Barclays is acting as financial advisor to LabCorp, and Hogan Lovells is providing legal advice.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is committed to enabling healthier lives through the development of innovative products and services. The Company serves patients and physicians by providing early patient management information. To learn how Sequenom is interpreting the genome to improve your life, visit www.sequenom.com.

About Sequenom Laboratories

Sequenom Laboratories, a CAP-accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests, with a focus principally on prenatal care. Branded under the names HerediT®, HerediT® UNIVERSAL, MaterniT® GENOME, MaterniT® 21 PLUS, NextView®, SensiGene® and VisibiliT™, these molecular genetic laboratory-developed tests provide early patient management information for obstetricians, geneticists, and maternal fetal medicine specialists. Sequenom Laboratories is changing the landscape in genetic diagnostics using proprietary cutting edge technologies. Visit www.laboratories.sequenom.com and follow @SequenomLabs.

About LabCorp®

Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and develops technology-enabled solutions to change the way care is provided. With net revenue in excess of $8.5 billion in 2015, LabCorp’s 50,000 employees serve clients in 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

Additional Information

The tender offer for Sequenom’s outstanding common stock described in this release has not commenced, and this release is neither an offer to purchase nor a solicitation of an offer to sell shares of Sequenom common stock. At the time the tender offer is commenced, LabCorp and Savoy Acquisition Corp. will file a tender offer statement on Schedule TO and related materials, including an offer to purchase, a letter of transmittal and other offer documents, with the U.S. Securities and Exchange Commission (SEC), and Sequenom will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. INVESTORS AND SEQUENOM STOCKHOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL) AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. These documents (once they become available) will be available to all stockholders of Sequenom free of charge on the SEC’s website at http://www.sec.gov. In addition, these materials will be available at no charge by directing a request to Morrow Sodali, the information agent for the tender offer, at 1-203-658-9400 for banks and brokers, or 1-800-662-5200 for all others, or by email at tenderinfo@morrowco.com.

Forward-Looking Statements

This press release contains forward-looking statements, including without limitation statements relating to the expected benefits of the transaction and the timing of the closing of the transaction. These statements are based on current expectations, forecasts and assumptions of LabCorp and Sequenom that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the risk that the conditions to the offer or the merger set forth in the agreement and plan of merger will not be satisfied or waived, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many Sequenom stockholders will tender their stock in the offer; the risk that competing offers will be made; changes in either companies’ businesses during the period between now and the closing; the successful integration of Sequenom into LabCorp’s business subsequent to the closing of the transaction; adverse reactions to the proposed transaction by customers, suppliers or strategic partners; dependence on key personnel and customers; reliance on proprietary technology; management of growth and organizational change; risks associated with litigation; competitive actions in the marketplace; and adverse actions of governmental and other third-party payors; as well as other factors detailed in LabCorp’s and Sequenom’s filings with the SEC, including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent SEC filings, and Sequenom’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent SEC filings.

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